Exhibit 10(b)

CONSULTING AGREEMENT

This amended and restated consulting agreement (the “Agreement”) is effective as of August 18, 2009 (the “Effective Date”) between CBS Corporation, a Delaware corporation with its principal place of business at 51 W. 52nd Street, New York, New York 10019 (the “Company”), and Fredric G. Reynolds (the “Consultant”).

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company on certain specified short-term and finite tasks.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Term.  This engagement shall commence on the Effective Date and shall continue through August 31, 2010 (the “Term”).

2.                                       Location.  The Consultant’s services shall be rendered at such location or locations as may be deemed necessary by CBS for the performance of the Consultant’s assigned duties, whether in New York or otherwise.

3.                                       Consulting Services.  Subject to Section 12 of this Agreement, the Consultant agrees to perform such consulting, advisory and related services (the “Consulting Services”) to and for the Company and its subsidiaries (collectively, the “Group”) as may be reasonably requested from time to time by the Company under the terms and conditions of this Agreement.  The type and nature of the Consulting Services shall be hereafter agreed upon from time to time and shall be set forth in one or more addenda executed by both parties (each hereinafter, a “Task Addendum”) to this Agreement; provided, however, that during the first ninety (90) days of the Term, it is expected that a substantial portion of the Consulting Services will be devoted to projects described in Task Addendum No. 1 attached hereto.

This Agreement shall constitute a basic agreement, the terms and conditions of which shall apply to each Task Addendum.  Any conflict between this Agreement and a particular Task Addendum shall be resolved in favor of that Task Addendum for purposes of that Task Addendum only.  The Consultant agrees to use his best efforts, business judgment and skill in rendering Consulting Services hereunder and all Consulting Services provided by the Consultant under this Agreement shall be conducted in a competent and professional manner.  The Consultant represents and warrants that he does not have any obligation to any third party that in any way conflicts with the performance by the Consultant of his obligations under this Agreement.  The Consultant shall promptly provide the Company with a notice of any conflict of interest between the Consulting Services being performed for the Company and other services performed by the Consultant (a “Notice of Conflict of Interest”).  Consultant shall take direction and report to the CEO of the Company and shall also report to the General Counsel on all matters relating to legal proceedings and litigation.

4.                                       Compensation.

4.1                                 Consulting Fees.  For each thirty (30) day period beginning on the Effective Date, the Company shall pay to the Consultant a consulting fee, payable in accordance with the Company’s regular payroll practices.  During the first three such thirty (30) day periods, the consulting fee shall be USD $100,000.  Thereafter, the consulting fee shall be USD $60,000 per thirty (30) day period.

4.2                                 Reimbursement of Expenses.  The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of Consulting Services under this Agreement and in connection with any travel that he or members of his family incur attendant to such Services, provided such expenses comply with the Company’s expense policy in effect from time to time.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred during the previous calendar month.  Each invoice should include a detailed explanation for any reasonable expenses incurred by the Consultant, including but not limited to, an itemization of each trip, dates, reason for travel, airfare, lodging, meals, rental car, cab fare and other items with respect to travel expenses, and the Consultant’s federal income tax (and where appropriate, state income tax) identification number.  The Consultant shall attach to each invoice all written receipts supporting such expenses.  Postage and printing services incurred by Consultant on behalf of the Company will be paid by the Company and are not included in the Consultant’s expenses.

The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof, but in no event later than December 31st of the calendar year following the calendar year during which the expenses were incurred.

5.                                       Termination.  The Company may terminate this Agreement and the Consultant’s consulting relations with the Company under either of the following circumstances:

(a)                                  upon 30 days’ prior written notice to the Consultant; or

(b)                                 immediately upon receipt by the Consultant of a written notice of termination following either (i) a breach of this Agreement by the Consultant or (ii) the Company’s receipt of a Notice of Conflict of Interest.

In the event of such termination, the Consultant shall be entitled only to payment for services performed and expenses incurred prior to the effective date of termination.  Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Group.

6.                                       Restrictive Covenants.

6.1.                              Non-Competition.  The Consultant agrees that for so long as this Agreement is in effect, he will not engage in any other business activity that is in conflict with the performance of Consulting Services under this Agreement specified on a Task Addendum.  The Consultant further agrees that for so long as this Agreement is in effect and for a period of twelve (12) months thereafter (the “Restricted Period”), he shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of the Group respecting a matter specified on a Task Addendum without the written consent of the Company; provided, however, that this provision shall not prevent the Consultant from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

6.2                                 Confidential Information.  The Consultant agrees that, during the Restricted Period and at any time thereafter, (i) he shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company, or any of its  affiliated companies, which is non-public, confidential or proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Consulting Services under this Agreement consistent with Company policy); and (ii) the Consultant will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise.  Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Consultant or at his direction or by any other person who directly or indirectly receives such information from the Consultant, or (y) is or becomes available to the Consultant on a non-confidential basis from a source which is entitled to disclose it to him.  For purposes of this Section 6.2, the term “third party” shall be defined to mean (x) with respect to the Confidential Information of the Group, any person other than the Group or any of its directors and senior officers, and (y) with respect to the Confidential Information of affiliated companies which are not subsidiaries of the Company, any person other than the Company, its affiliated companies or any of their respective directors and senior officers.

6.3                                 No Solicitation, Etc.  The Consultant agrees that, during the Restricted Period, he shall not, directly or indirectly:

(a)                                  employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of the Company or any of its affiliated companies; or

(b)                                 do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any customer, employee, consultant or supplier.

6.4                                 CBS Ownership.  The results and proceeds of your Consulting Services under this Agreement, including, without limitation, any works of authorship resulting from the performance of Consulting Services and any works in progress resulting from such Consulting Services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines, in its discretion, without any further payment to the Consultant.  If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then the Consultant hereby irrevocably assigns and agrees to assign any and all of his right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines, in its discretion, without any further payment to the Consultant.  The Consultant shall, as may be requested by the Company from time to time, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if the Consultant is unavailable or unwilling to execute such documents, he hereby irrevocably designates the Executive Vice President, General Counsel of the Company (or his or her designee) as his attorney-in-fact with the power to execute such documents on his behalf.  To the extent the Consultant has any rights in the results and proceeds of his Consulting Services under this Agreement that cannot be assigned as described above, he unconditionally and irrevocably waives the enforcement of such rights.  This Section 6.4 is subject to, and does not limit, restrict, or constitute a waiver by the Company of any ownership rights to which the Company may be entitled by operation of law by virtue of also being the Consultant’s former employer.

6.5                                 Litigation.

(a)                                The Consultant agrees that during the Restricted Period or, if later, during the pendency of any litigation or other proceeding, (x) he shall not communicate with anyone (other than his own attorneys and tax advisors), except to the extent necessary in the performance of Consulting Services under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which he is a party-in-opposition, without giving prior notice to the Company or its counsel; and (y) in the event that any other party attempts to obtain information or documents from the Consultant with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, he shall promptly notify the Company’s counsel before providing any information or documents.

(b)                               The Consultant agrees to cooperate with the Company and its attorneys, both during and after the termination of this Agreement, in connection with any litigation or other proceeding arising out of or relating to matters in which he was involved or had knowledge of prior to the termination of this Agreement.  Cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to the Consultant’s attendance at such proceedings.  In the event that the Consultant’s cooperation is requested after the termination of this Agreement, the Company will (x) seek to minimize interruptions to his schedule to the extent consistent with its interests in the matter; and (y) reimburse him for all reasonable and appropriate out-of-pocket expenses actually incurred by him in connection with such cooperation within sixty (60) calendar days following the date on which the Company receives appropriate documentation with respect to such expenses, but in no event later than December 31st of the calendar year following the calendar year in which the Consultant incurs the related expenses.

(iii)                             The Consultant agrees that during the Restricted Period and at any time thereafter, to the fullest extent permitted by law, he will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of the Executive Vice President and General Counsel of the Company.

6.6                                 No Right to Give Interviews or Write Books, Articles, Etc.  During the Restricted Period, except as authorized by the Company, the Consultant shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

6.7                                 Return of Property.  All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for the Consultant and utilized by him in the course of his performance of Consulting Services hereunder shall remain the exclusive property of the Company.

6.8                                 Non-Disparagement.  The Consultant agrees that, during the Restricted Period, he shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its affiliated companies, or any of their respective directors or senior officers.

6.9                                 Privileged Information.  While performing the Consulting Services contemplated under this Agreement, the parties recognize that the Consultant may learn information which is subject to the attorney-client privilege and work on matters involving litigation and claims (“Privileged Information”).  During the Restricted Period and at all times thereafter, the Consultant agrees to cooperate with the Company’s counsel to preserve the attorney-client privilege with respect to such Privileged Information and to not take any action that may result in the disclosure of such Privileged Information or in the loss of such privilege with respect to such Privileged Information.

6.10                           Injunctive Relief.  The Company has entered into this Agreement in order to obtain the benefit of the Consultant’s unique skills, talent, and experience.  The Consultant acknowledges and agrees that any violation of Sections 6.1 through 6.9 of this Agreement will result in irreparable damage to the Company and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

6.11                           Survival; Modification of Terms.  The Consultant and the Company agree that the restrictions and remedies contained in Sections 6.1 through 6.10 are reasonable and that it is the Consultant’s intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable, but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.  The Consultant acknowledges that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name.  To that end, the Consultant further acknowledges that the obligations set forth in this Section 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company and its affiliated companies.

7.                                       Taxes.  The compensation specified in this Agreement includes, and Consultant agrees to pay, all applicable present and future federal, state and local sales, use, excise and transportation taxes and all other taxes pertaining to the services, unless specifically stated to the contrary in a Task Addendum.

8.                                       Publicity.  Consultant shall not issue a press release concerning any of the transactions contemplated in this Agreement or use the Company’s name or marks in marketing or promotional materials without the prior written approval of the Company.

9.                                       Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension benefits, made available to employees of the Company, even if you are later retroactively reclassified as a regular common-law or other type of employee pursuant to applicable law or otherwise.  The Consultant agrees to indemnify and hold harmless the Company from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Company resulting from the Consultant not being characterized as an “independent contractor.”

10.                                 Compliance with Company Policies and Applicable Law.  For so long as this Agreement remains in effect, (i) the Consultant agrees to comply with all applicable Company policies and directives applicable to consultants, including, without limitation, the Company’s Business Conduct Statement, and (ii) the Consultant agrees to comply with all federal, state and local laws, rules and regulations pertaining to his performance under this Agreement.  Moreover, the Consultant acknowledges and agrees that any payments made to him will not be used for any payment in violation of any applicable law (including the Federal Corrupt Practices Act), rule, regulation practice or code of ethics.

11.                                 Settlement of Disputes.  If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or the Consultant’s provision of Consulting Services for the Company, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (the “AAA”).  Such arbitration shall be confidential and private and conducted in accordance with the applicable rules.  Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators).  The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration.  Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees).  Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof.  Notwithstanding anything herein to the contrary, the Company shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of the Consultant’s alleged violation of the terms of Section 6 of this Agreement.

12.                                 Section 409A.  The parties acknowledge that the Consultant is retiring as a full-time executive of the Company, effective as of August 15, 2009.  It is the intent of the parties, and the parties hereby acknowledge, that for so long as this Agreement remains in effect, the level of bona fide services reasonably anticipated to be performed by the Consultant shall remain at 20% or less of the average level of bona fide services performed by the Consultant during the 36-month period ending August 15, 2009 and, therefore, that the Consultant’s entering into this Agreement will not prevent the Consultant from being considered to have incurred a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, with the Company as of August 15, 2009.

13.                                 Notices.  All notices required or permitted under this Agreement shall be in writing and shall be addressed to the other party at the address first above shown, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.  All notices shall be sent by registered or certified mail, return receipt requested, or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the third business day following the mailing thereof, or (ii) if sent by courier, the date of its receipt (or, if such day is not a business day, the next succeeding business day).

14.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the provision of Consulting Services under this Agreement.  For avoidance of doubt, this Agreement shall not supersede the provisions of the Consultant’s employment agreement with the Company dated August 15, 2005, as subsequently amended effective December 22, 2008.

15.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions, and the Consultant hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan in any action arising out of or relating to this Agreement and waives any other venue to which it may be entitled by domicile or otherwise.

17.                                 Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

18.                                 Severability and Waiver.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other rights.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.                                 Indemnity and Release from Liability.

19.1.                        THE CONSULTANT HEREBY INDEMNIFIES AND AGREES TO HOLD COMPANY HARMLESS AGAINST ANY AND ALL CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES (“LOSSES”) ARISING OUT OF, RESULTING FROM, OR IN ANY WAY RELATED TO, THE CONSULTANT’S ACTIONS, INACTIONS OR PERFORMANCE OF THE CONSULTANT’S DUTIES UNDER THIS AGREEMENT.  THIS INDEMNITY SHALL BE BINDING UPON THE SUCCESSORS AND HEIRS OF THE CONSULTANT.  THE COMPANY SHALL NOT BE LIABLE TO THE CONSULTANT FOR ANY PUNITIVE, INDIRECT, SPECIAL AND/OR CONSEQUENTIAL DAMAGES.

19.2.                        IN CONSIDERATION FOR THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, THE CONSULTANT, FOR HIMSELF, AND HIS HEIRS, SUCCESSORS, ASSIGNS AND PERSONAL REPRESENTATIVES HOLDS HARMLESS AND EXPRESSLY RELEASES THE COMPANY AND ITS SUBSIDIARIES, AFFILIATES, AGENTS, SUCCESSORS AND ASSIGNS FROM ANY LOSSES WHATSOEVER ARISING FROM THE WORK PROVIDED BY THE CONSULTANT TO THE COMPANY.  THIS RELEASE COVERS ALL INJURIES AND ALL EFFECTS AND RESULTS WHETHER DEVELOPED OR UNDEVELOPED AND ALL EXPENSES OF EVERY NATURE.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

CBS Corporation

	By:	/s/ Anthony G. Ambrosio

	Name:	Anthony G. Ambrosio

	Title:	EVP HR & ADMIN

/s/ Fredric G. Reynolds
(Signature of Consultant)

Fredric G. Reynolds
(Print Name of Consultant)

October 28, 2009
Date